BayFirst Financial Corp. (Q1 2023) April 28, 2023
Corporate Speakers:
•Anthony Leo; BayFirst Financial Corp.; Director and Chief Executive Officer
•Thomas Zernick; BayFirst Financial Corp.; Director and President
•Robin Oliver; BayFirst Financial Corp.; EVP, CFO, COO

Participants:
•Justin Marca; Hovde Group; Analyst

PRESENTATION
Operator^ Good morning, ladies and gentlemen, and welcome to the BayFirst Financial Corp's First Quarter 2023 Conference Call and Webcast Conference Call. (Operator Instructions). This call is being recorded on Friday, April 28th, 2023. I would now like to turn the conference over to Tony Leo, Chief Executive Officer. Please go ahead.
Anthony Leo^ Yes, thanks Brian. Today, I have with me our President, Tom Zernick, and our Chief Operating Officer, Robin Oliver. And I would like to thank everyone for joining the call.
Today's call will include forward-looking statements and non-GAAP financial measures. Please refer to our cautionary statement on forward-looking statements contained on page two of the investor presentation.
The first quarter of 2023 was highlighted by BayFirst’s strong balance sheet and core deposit growth. We are excited to report that we topped the $1 billion mark in total assets standing at $1.07 billion at March 31st. More importantly, we've benefited from exceptional growth in all categories of core deposits with non-interest bearing balances growing by 15% in the first quarter alone, while total transaction account balances grew by an astounding 26%. Total deposits increased by $103 million exclusive of wholesale deposits.
Our goal is to fund continued balance sheet growth primarily through core deposits. We do use broker deposits on a temporary basis generally intra quarter to fund transient assets, particularly our government guaranteed loans, which we expect to sell into the secondary market.
This quarter, the funding of several large USDA loans late in the quarter resulted in $30 million of CDARs one-way deposits remaining on our balance sheet over quarter end.
Our balance sheet liquidity is strong. On March 31st, we held over $136 million in cash balances. We maintain significant borrowing capacity from the Federal Home Loan Bank and the Federal Reserve Discount window.
Although we have not tapped the Federal Reserve's term funding program, we would also have borrowing capacity available through that facility should we choose to participate. Robin will speak more about the bank's liquidity position in just a moment.
Most importantly, we've benefited from approximately 82% of our deposits being fully FDIC insured. This impressive ratio of insured deposits is the direct product of our community focused business model. We serve individuals, families, and small businesses, with a focus on checking and savings accounts which are not only less rate sensitive, but are also far less volatile in times of economic disruptions.
Moreover, our focus on providing checking and savings accounts to a broad segment of all the communities we serve expands our overall franchise in the attractive Tampa Bay region, and increases opportunities for offering consumer loans, residential mortgages, and small business loans throughout the region.
Last month, we opened our ninth Banking Center in a rapidly growing Carrollwood section of Tampa. On June 1st, we will open our tenth banking center on Bee Ridge Road in Sarasota. That will be our third banking center in the Sarasota-Bradenton portion of the Tampa Bay region. In addition, construction is progressing on our Sarasota South Tamiami Trail Banking Center, which will be our marquee office in the Sarasota area and is expected to open late in the year.
Turning to our earnings for the quarter. Our financial performance was adversely impacted by a pending sale of approximately $60 million in SBA guaranteed loans that was cancelled without cause by Signature Bank upon it being placed into receivership. Signature was one of the largest aggregators of SBA loans and our counterparty on the sale of the bulk of our SBA loans in the quarter. Ultimately, the retrade of these loans resulted in $1.6 billion in reduced income on sale.
And as much as the FDIC has taken the position that all contracts of Signature would be honored, we have put the FDIC as receiver on notice of our claim for the differential in the gain. While we can’t assess the likelihood of our claim being fully honored, we have received no indication to doubt that it will be.
The disruption caused by the Signature Bank failure highlights a central theme of our strategic plan to grow recurring revenue through net interest income, thereby resulting in less reliance on gain on sale of SBA loans. A critical element of this strategy focuses on our lower cost transaction account deposit base to fund rapidly growing commercial and consumer loan portfolio. In a few minutes, Tom will talk about our success in lending throughout our business lines.
Before I turn it over to Robin to discuss our financial performance in detail, I'd like to reiterate that while other institutions are seeing a decline in their deposits, our core deposit base is experiencing strong growth. As such, we are in a position to continue to expand our lending services and take advantage of opportunities that arise as our competitors pull back in the current environment. At this time, I'd like to turn it over to Robin Oliver to discuss our financial performance and liquidity position.
Robin Oliver^ Thank you, Tony. Good morning, everyone. As Tony mentioned, the growth in the balance sheet in the first quarter was outstanding with total assets increasing $131 million or 14% during the quarter to $1.07 billion, mainly due to new loan production offset by the sale of $72 million in government guaranteed loans during the quarter. Loans held for investment excluding PPP loans increased by $65 million during the quarter. In addition, cash also increased by $66 million primarily due to increases in our deposit balances which were up $138 million over the prior quarter.

Although the deposit growth included $35 million in short term wholesale funding, the remaining deposit growth from customer deposits was $103 million during the quarter, with the bulk of the increase coming from transaction accounts.
As Tony noted, the growth in deposits in the first quarter came at a time when the industry as a whole and many of the larger banks were experiencing an outflow of deposit balances. With our loan growth goals, we continued our focus on growing checking and savings accounts for the broad community and remain competitive in our pricing to attract deposit customers.
In addition, we engaged proactively with customers during the disruption in the banking industry in March to answer any questions and to offer products or strategies for customers to make their deposit balances fully insured by the FDIC. Our primary vehicle for ensuring any larger deposit balances has been the ICS program from IntraFi, which has proven to be a valuable program for our customers and the bank as our uninsured deposit ratio stood at approximately 18% at the end of the quarter.
Stockholders equity decreased $1.5 million during the quarter, primarily due to the adjustment to retained earnings with the adoption of the current expected credit loss model, more commonly known as CECL.
Our allowance for credit losses was bolstered by over $3 million as we adopted CECL with the corresponding beginning adjustment to retained earnings of $2.5 million. As such, the tangible book value per share did decline from $20.35 at the end of the year to $19.70 at March 31.
Turning to earnings, our net income for the first quarter was $739,000 compared to $1.3 million in the prior quarter, and net income from continuing operations was $867,000 compared to $2.1 million in the prior quarter. The decrease in net income was the result of $1.2 million higher provision for credit loss, the loss of $1.6 million in premium income with the rebid of the SBA loans, and $1.9 million higher in non-interest expense offset by an increase in fair value gains and net interest income.
In breaking down these key income statement components, net interest margin remained relatively stable at 4.17% in the first quarter compared to 4.19% in the prior quarter, with net interest income increasing by $478,000.
The cost of funds continued to rise during the quarter, along with an increase in deposit balances resulting in additional interest expense. However, loan balances also grew during the quarter and with an asset sensitive balance sheet, the majority of our loans reprice at least quarterly which also resulted in an increase in interest income.
Non-interest income from continuing operations increased by $1 million or 12% during the quarter, primarily due to higher fair value gains of $2.3 million, offset by a lower gain on sale of government guaranteed loans of $1.4 million. As Tony described, our gain on sale of loans was less than expected due to our need to pivot from Signature Bank to another investor which caused less premium income on the sale of those loans.
But I want to point out that although Signature happened to have won the bid on the majority of our loans this past quarter, we do bid our SBA guaranteed loans to seven or eight investors each quarter. So there are multiple other players in the market that we already have relationships with and sell to on a regular basis.

Non-interest expense from continuing operations increased by $1.9 million, with the bulk of the increase coming from salaries and benefits. With many salaries adjusted as of January 1st in the normal course of business, an increase in bonus expense now that the company has returned to profitability, as well as the fact that the company recognized a one-time non-recurring payroll tax credit in the fourth quarter.
Provision for credit losses increased from $700,000 in the fourth quarter to $1.9 million in the first. The increased provision was the result of an increase in net charge-offs of approximately $500,000, loan growth during the quarter, and the adoption of CECL which evaluates the provision under the new standard.
The increase in net charge-offs was mainly related to the SBA FlashCap small loan portfolio, as well as the unsecured consumer loan portfolio purchased from a third party. However I should point out that starting in January, we suspended the purchase of the consumer unsecured loans until the economic outlook improves.
Although the provision and net charge-offs increased, other asset quality metrics remained relatively stable with non-performing loans to total loans declining during the quarter from 50 basis points to 26 basis points. At this point, I'd like to turn things over to Tom to discuss the loan production results and overall bank strategy.
Thomas Zernick^ Hey, thank you, Robin, and good morning and thank you for joining our call today. I would like to share with you an overview of our Q1 community banking strategies, deposit initiatives, and our loan production highlights.
Our community bank model is built with a strong focus on both retail and small business banking. During Q1, we successfully implemented a regional market leadership structure. We appointed and/or hired market executives for all three of our key Tampa Bay area markets. Our retail banking focus includes a Kids Club platform that provides financial literacy forums and statement savings accounts to the children across Tampa Bay.
We host a trendsetters program that caters to those 50 or better across our banking centers, with travel activities and a variety of banking products and services. We are also proud to be pet friendly, welcoming pets in our banking centers with a cool drink or a dog treat. It is these important client focused programs that create a unique retail banking experience.
Our business banking products and services include a full range of depository accounts and tools, including a user-friendly treasury management suite. In fact, the bank is currently in process of expanding our treasury management team. We also serve our business clients with a variety of loan products and services, always meeting our clients on their terms.
We promote a workplace advantage platform that offers a bundle of benefits to employees of our business clients that bank with us. The execution of our deposit strategies during Q1 created a portion of the funding necessary to fuel our strong loan portfolio growth. Now, let me cover our Q1 loan production overview.
At March 31st, the total community bank and SBA USDA loan portfolio totaled $775 million. This compares favorably to our March 31st, 2022 total outstandings of $518 million. This $257 million growth in loan balances represents a 50% increase year over year. This loan growth is critical to our ability to increase our recurring income and provide consistent stable earnings going forward.
Our community bank is responsible for residential, consumer, and conventional business loan production. During Q1, our community bank generated $49 million in closed loan production in these important product lines.
Our CreditBench team closed $121 million in SBA and USDA loans. Together, we've produced $170 million in closed loan production during Q1 ‘23. This occurred during a period of time when other financial institutions had to scale back lending due to liquidity and balance sheet management concerns.
Our Greater Tampa Bay conventional business lending team expanded during the quarter as we were successful in recruiting two seasoned commercial loan officers for our growing Tampa region.
On the consumer launch front, we closed $24 million in consumer loans, anchored by revolving and term home equity loans. We were also successful in recruiting three experienced consumer loan officers during Q1. BayFirst now has consumer loan officers in all three of its regional markets.
During Q1, we closed $10 million in residential mortgage loans throughout the Tampa Bay market. The vast majority of this production was portfolio loans to clients in our local markets that became true relationships for us, including depository products.
CreditBench, the bank’s SBA and USDA guaranteed loan platform closed $121 million during the quarter. This included a record $61 million during March of ‘23. Q1’s CreditBench production of $121 million was up $74 million from Q1 of ’22 production of $47 million. That's a 156% increase year over year.
We also benefited from tremendous granularity in our CreditBench production during Q1. We closed 568 loans totaling $121 million. 464 or 82% of these loans were $150,000 or less and carried an 85% SBA guarantee. We also saw the fruits of our December ‘22 hiring of a seasoned USDA lending veteran during Q1 of ’23. CreditBench’s bank approved USDA loan volume currently totals $31 million.
CreditBench finished Q1 ranked number three and number six in units and dollars in the nation. This puts us in the position to gain a top five national ranking status by SBA's fiscal year end September 30th, one of our strategic pillars for 2023. Tony, I'd like to turn the call back over to you, and thank you.
Anthony Leo^ Thanks, Tom. Brian, at this point, if there are any questions, we'd be happy to take them.

QUESTIONS AND ANSWERS
Operator^ (Operator Instructions). Your first question comes from Dave Bishop with the Hovde Group. Please go ahead.
Justin Marca^ Hey, good morning. This is Justin Marca on for Dave today. I wonder if I could just start at a high level. I’d be curious to hear how the economy and in your local market is faring. And maybe just anecdotally, have any customers mentioned any areas of weakness regarding talent retention, or supply chain, or anything like that?
Anthony Leo^ I'm going to - this is Tony. I’m going to ask Tom to respond to your question. I would say in general, we have not yet experienced the impacts of the economic volatility. But Tom is - what have you seen at this point?
Thomas Zernick^ Yes, Justin, we certainly, particularly on the SBA front, we lend throughout Tampa Bay and also nationally. We have heard concerns about staffing and supply chain, but no real impact yet due to the rising interest rates. So we continue to post strong SBA production through the course of 2023, and we expect those dollars to continue to come in. So we have not really seen a big decrease in pipelines, et cetera. And we will continue to go forward with business as usual at this point.
Justin Marca^ Got it. Thanks. That's helpful.
Robin Oliver^ Yes. Well, and Justin, as you know, Tampa Bay seems to be one of the hottest markets in the country right now. We're still experiencing an influx of people to our market on a daily basis, and continue to see a strong economy here locally as well.
Justin Marca^ Got it. Thank you. And are you seeing any increased competitions for deposits or loans, especially with the recent bank failures? And maybe any areas of the business that you're intently focused on for purposes of client retention?
Anthony Leo^ Well, client retention is a critical aspect of our business. But even more important or as important is expanding our client base. We are clearly in a growth mode, and we focused, as I said in my opening remarks, on individuals, families, and small businesses. We have a full suite of products on both the depository and loan side to serve their needs, including the types of unique products and distinctive marketing that Tom alluded to in his comments.
We believe we compete effectively with the larger banks. We compete effectively with the smaller number of community banks in our market, credit unions, and other providers. And primarily due to the breadth of our product set, as well as the breadth of the marketing reach of the bank.
So our goal is to serve customers effectively once we bring them into the bank, market to new customers throughout the communities we serve. And again, we have a very broad business model in that we serve families, individuals, and small businesses.
We are - we don't serve publicly traded companies as well. But beyond that, we are set up to serve the broad range of the community. We also work very hard to serve and reach the underserved portions of our communities.
Justin Marca^ Great. That's helpful. And I was wondering if maybe you could expand a little bit and get some color on how the pipeline is looking quarter-to-date. And have you seen any material change in mix or borrower type?
Thomas Zernick^ Yes, Yes. When you look at our Q1 loan production across the board, in the CreditBench sector, I mentioned, 82% of our loans were done to small businesses where the average loan size is $133,000. Those are primarily used for working capital. So we feel that there continues to be demand for working capital to support small businesses, not only in Tampa but across the country. And again, we did have record production in CreditBench in the month of March.
And again, that was important that we got into the USDA guaranteed business sector and we're starting to see, as I mentioned, the fruits of those labors. So we're starting to close USDA transactions, and that will again support CreditBench’s aspirations this year. But pipelines continue to hold steady and we expect our volume to continue to be there going forward into Q2.
Justin Marca^ Great, thank you. And just one last one for me. I see you guys are moving south towards the Sarasota area. Any plans to move further south towards Fort Myers, or move north of the Tampa Bay area in the future?
Anthony Leo^ No. So we view our market as essentially Tampa, Saint Petersburg, Clearwater, Sarasota. That is the broader Tampa Bay region. It is the 11th largest TV market in the nation. It has 4 million in population. Frankly, we have only scratched the surface there.
So we have actually been in Sarasota since 2017, and we consider it a core community in the Tampa Bay region. However, we do not believe that it would be - it would make sense for us to move outside of the Tampa Bay region at least on an organic basis because we've got a lot of work to do here to create the awareness, image, and understanding of the benefits of banking with BayFirst in a population of 4 million.
So we've got a lot of work to do here, and we have a lot of opportunity here. So I think at this point, we have no plans to expand outside of the Tampa Bay region. Obviously, a strategic transaction might have a different point of view. But even there, it would be unlikely that we would go to anything further than an adjacent or market of reasonable proximity. Logistics lines, marketing costs, and otherwise, it makes sense for us to stay in the Tampa Bay region.
The only other caveat I would say to that is if there was the opportunity for a significant lift out of a team in an adjacent market, we would at least consider that. But our strategic plan looks at the Tampa, the broader Tampa Bay region, which is the Tampa MSA and the Sarasota Bradenton MSA.
Justin Marca^ Okay, I got you. That makes sense. I think that's all for me today. Thanks for taking my questions. I appreciate it.
Anthony Leo^ Justin, thank you.
Operator^ (Operator Instructions). Right. There are no further questions at this time. Please proceed, presenters.
Anthony Leo^ Okay. Well, thanks Brian, and thanks all for joining the call today. And we will be back again on the last Friday of July, and we will have our second quarter earnings call at that time.
Robin Oliver^ Excellent. Thanks everyone.
Thomas Zernick^ Thank you.
Operator^ Ladies and gentlemen, this concludes your conference call for today. We thank you for participating and ask that you please disconnect your line.